Media Contact: Gary Mickelson, 479-290-6111

Investor Contact: Ruth Ann Wisener, 479-290-4235

TYSON REPORTS FIRST QUARTER

FISCAL 2007 RESULTS

•	Tyson Foods returns to profitability with diluted earnings per share of $0.16
•	Net income is up 46% over first quarter 2006
•	The Cost Management Initiative is on track to achieve its $200 million target in fiscal 2007
•	The Company achieves 39.6% debt-to-capital and reduces net debt $268 million to $2.96 billion

Springdale, Arkansas – January 29, 2007 - Tyson Foods, Inc. (NYSE: TSN), today reported $0.16 diluted earnings per share for the first fiscal quarter ended December 30, 2006, compared to $0.11 diluted earnings per share in the same quarter last year. Sales for the first quarter of fiscal years 2007 and 2006 were $6.6 billion and $6.5 billion, respectively. Operating income was $145 million compared to $110 million and net income was $57 million compared to $39 million for the first quarter of fiscal 2007 and for the same period last year, respectively.

Selling, general and administrative expenses decreased $44 million as compared to the same period last year. The decrease is primarily due to the Company’s Cost Management Initiative.

“Our immediate goal was to return to profitability, and I am pleased to say we have accomplished our objective, and through the efforts and sacrifices of our Team Members, we delivered our strongest quarter in 15 months,” said Richard L. Bond, president and chief executive officer. “We have put the $200 million Cost Management Initiative into action while driving innovation and growth with our customers. As a result of our profitability and cash flow improvements, our debt is now below $3 billion.

“All of our segments showed substantial improvement over the fourth quarter of fiscal 2006,” Bond said. “Chicken was profitable, and both Pork and Prepared Foods delivered margins in normalized ranges. Although not yet profitable, Beef showed meaningful improvement.

“While we still anticipate the second quarter to be challenging, we expect it to be profitable,” Bond said. “We remain on track to meet our earnings guidance for the year, but emphasize the dramatic rise in corn prices has become a major issue for us and others in the food industry. Companies will be forced to pass along rising costs to their customers, meaning consumers will pay significantly more for food. If left unaddressed, the bigger long-term issue will be the availability of U.S. and global grain for protein and other foods. We fully support efforts toward renewable energy; however, as the food versus fuel debate unfolds, we must carefully consider the negative and unintended consequences of over-using grains.”

TYSON FOODS, INC.

News Release

January 29, 2007

Outlook

The Company affirms its prior outlook for fiscal 2007, estimating diluted earnings per share in the range of $0.50 to $0.80.

Segment Performance Review (in millions)

Sales
(for the first quarter ended December 30, 2006, and December 31, 2005)
	First Quarter
			Volume	Avg. Price
	2007	2006	Change	Change
Chicken	$1,964	$2,036	1.5%	(5.0)%
Beef	3,063	2,918	8.4%	(3.2)%
Pork	827	792	4.7%	(0.3)%
Prepared Foods	692	693	0.0%	(0.1)%
Other	12	15	n/a	n/a
Total	$6,558	$6,454	4.4%	(2.7)%

Operating Income (Loss)
(for the first quarter ended December 30, 2006, and December 31, 2005)
	First Quarter
			Operating Margin
	2007	2006	2007	2006
Chicken	$73	$123	3.7%	6.0%
Beef	(23)	(64)	(0.8)%	(2.2)%
Pork	39	11	4.7%	1.4%
Prepared Foods	31	24	4.5%	3.5%
Other	25	16	n/a	n/a
Total	$145	$110	2.2%	1.7%

TYSON FOODS, INC.

News Release

January 29, 2007

Chicken (29.9% of Net Sales, 50.3% of Total Operating Income - 1st Quarter 2007)

Chicken segment sales were $2.0 billion and operating income was $73 million in the first quarter of fiscal 2007. Operating results were adversely impacted by lower average sales prices and increased grain costs partially offset by net gains of $36 million from the Company’s commodity risk management activities related to grain purchases.

Beef (46.7% of Net Sales, (15.9)% of Total Operating Income - 1st Quarter 2007)

Beef segment sales were $3.1 billion and operating loss was $23 million in the first quarter of fiscal 2007. Lower average sales prices and operating losses at the Company’s Lakeside operation in Canada negatively impacted operating results, partially offset by improved domestic operating efficiencies.

Pork (12.6% of Net Sales, 26.9% of Total Operating Income - 1st Quarter 2007)

Pork segment sales were $827 million and operating income was $39 million in the first quarter of fiscal 2007. Operating results were impacted positively by improved operating efficiencies and lower live costs.

Prepared Foods (10.6% of Net Sales, 21.4% of Total Operating Income - 1st Quarter 2007)

Prepared Foods segment sales were $692 million and operating income was $31 million, in the first quarter of fiscal 2007. Operating results were impacted positively by product mix improvements and lower raw material costs.

TYSON FOODS, INC.

News Release

January 29, 2007

TYSON FOODS, INC.

CONSOLIDATED CONDENSED STATEMENTS OF INCOME

(In millions, except per share data)

(Unaudited)

	Three Months Ended
	December 30,	December 31,
	2006	2005

Sales	$6,558	$6,454
Cost of Sales	6,221	6,110
	337	344
Selling, General and Administrative	190	234
Other Charges	2	-

Operating Income	145	110
Other (Income) Expenses:
Interest income	(2)	(3)
Interest expense	61	54
Other	-	(1)
Income before Income Taxes	86	60

Provision for Income Taxes	29	21

Net Income	$57	$39

Weighted Average Shares Outstanding:
Class A Basic	264	243
Class B Basic	83	102
Diluted	353	358
Earnings Per Share:
Class A Basic	$0.17	$0.12
Class B Basic	$0.15	$0.10
Diluted	$0.16	$0.11
Cash Dividends Per Share:
Class A	$0.040	$0.040
Class B	$0.036	$0.036

Sales Growth	1.6%	0.0%
Margins: (Percent of Sales)
Gross Profit	5.1%	5.3%
Operating Income	2.2%	1.7%
Net Income	0.9%	0.6%
Effective Tax Rate	33.4%	34.9%

TYSON FOODS, INC.

News Release

January 29, 2007

TYSON FOODS, INC.

CONSOLIDATED CONDENSED BALANCE SHEETS

(In millions)

	(Unaudited) December 30, 2006	September 30, 2006
Assets
Current Assets:
Cash and cash equivalents	$45	$28
Short-term investment	-	770
Accounts receivable, net	1,135	1,183
Inventories	2,046	2,057
Other current assets	139	149
Total Current Assets	3,365	4,187
Net Property, Plant and Equipment	3,854	3,945
Goodwill	2,512	2,512
Other Assets	466	477
Total Assets	$10,197	$11,121

Liabilities and Shareholders’ Equity
Current Liabilities:
Current debt	$184	$992
Trade accounts payable	1,064	942
Other current liabilities	770	912
Total Current Liabilities	2,018	2,846
Long-Term Debt	2,777	2,987
Deferred Income Taxes	453	495
Other Liabilities	438	353
Shareholders’ Equity	4,511	4,440
Total Liabilities and Shareholders’ Equity	$10,197	$11,121

TYSON FOODS, INC.

News Release

January 29, 2007

TYSON FOODS, INC.

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

(In millions)

(Unaudited)

	Three Months Ended
	December 30,	December 31,
	2006	2005
Cash Flows From Operating Activities:
Net income	$57	$39
Depreciation and amortization	128	125
Plant closing-related and other charges	(3)	-
Deferred income taxes and other	78	(49)
Net changes in working capital	61	68

Cash Provided by Operating Activities	321	183

Cash Flows From Investing Activities:
Additions to property, plant and equipment	(43)	(189)
Proceeds from sale of assets	2	11
Investment in marketable securities, net	4	3
Sale of short-term investment	770	-
Other, net	7	5

Cash Provided by (Used for) Investing Activities	740	(170)

Cash Flows From Financing Activities:
Net change in debt	(1,018)	(7)
Purchases of treasury shares	(24)	(12)
Dividends	(14)	(14)
Stock options exercised and other	12	14

Cash Used for Financing Activities	(1,044)	(19)

Effect of Exchange Rate Change on Cash	-	(4)

Increase (Decrease) in Cash and Cash Equivalents	17	(10)

Cash and Cash Equivalents at Beginning of Period	28	40

Cash and Cash Equivalents at End of Period	$45	$30

TYSON FOODS, INC.

News Release

January 29, 2007

Tyson Foods, Inc., founded in 1935 with headquarters in Springdale, Arkansas, is the world’s largest processor and marketer of chicken, beef and pork, the second-largest food production company in the Fortune 500 and a member of the S&P 500. The company produces a wide variety of protein-based and prepared food products, which are marketed under the “Powered by Tyson®” strategy. Tyson is the recognized market leader in the retail and foodservice markets it serves, providing products and service to customers throughout the United States and more than 80 countries. Tyson has approximately 107,000 Team Members employed at more than 300 facilities and offices in the United States and around the world. Through its Core Values, Code of Conduct and Team Member Bill of Rights, Tyson strives to operate with integrity and trust and is committed to creating value for its shareholders, customers and Team Members. The company also strives to be faith-friendly, provide a safe work environment and serve as stewards of the animals, land and environment entrusted to it.

A conference call to discuss the Company’s financial results will be held at 9 a.m. Eastern today. To listen live via telephone, call 877-709-5339. A pass code and the leader’s name will be required to join the call. The pass code is Tyson Foods and the leader’s name is Ruth Ann Wisener. International callers dial 210-234-0001. The call also will be webcast live on the Internet at http://ir.tyson.com. Financial information, such as this news release, as well as other supplemental data, including Company distribution channel information, can be accessed from the Company’s web site at http://ir.tyson.com. A telephone replay will be available through February 28 at 866-414-6075. International callers dial 203-369-0678.

Forward-Looking Statements

Certain information contained in the press release may constitute forward-looking statements, such as statements relating to expected earnings and results. These forward-looking statements are subject to a number of factors and uncertainties which could cause the Company's actual results and experiences to differ materially from the anticipated results and expectations, expressed in such forward-looking statements. The Company wishes to caution readers not to place undue reliance on any forward-looking statements, which speak only as of the date made. Among the factors that may cause actual results and experiences to differ from the anticipated results and expectations expressed in such forward-looking statements are the following: (i) fluctuations in the cost and availability of inputs and raw materials, such as live cattle, live swine, feed grains (including corn and soybean meal) and energy; (ii) the Company’s ability to realize anticipated savings from its Cost Management Initiative; (iii) market conditions for finished products, including competition from other global and domestic food processors, the supply and pricing of competing products and alternative proteins and the demand for alternative proteins; (iv) risks associated with effectively evaluating derivatives and hedging activities; (v) access to foreign markets together with foreign economic conditions, including currency fluctuations, import/export restrictions and foreign politics; (vi) outbreak of a livestock disease (such as avian influenza (AI) or bovine spongiform encephalopathy (BSE)), which could have an effect on livestock owned by the Company, the availability of livestock for purchase by the Company, consumer perception of certain protein products or the Company’s ability to access certain domestic and foreign markets; (vii) successful rationalization of existing facilities, and the operating efficiencies of the facilities; (viii) changes in the availability and relative costs of labor and contract growers and the ability of the Company to maintain good relationships with employees, labor unions, contract growers and independent producers providing livestock to the Company; (ix) issues related to food safety, including costs resulting from product recalls, regulatory compliance and any related claims or litigation; (x) changes in consumer preference and diets and the Company’s ability to identify and react to consumer trends; (xi) significant marketing plan changes by large customers or the loss of one or more large customers; (xii) adverse results from litigation; (xiii) risks associated with leverage, including cost increases due to rising interest rates or changes in debt ratings or outlook; (xiv) changes in regulations and laws (both domestic and foreign), including changes in accounting standards, tax laws, environmental laws and occupational, health and safety laws; (xv) the ability of the Company to make effective acquisitions and successfully integrate newly acquired businesses into existing operations; (xvi) effectiveness of advertising and marketing programs; (xvii) the effect of, or changes in, general economic conditions; and (xviii) those factors listed under Item 1A. “Risk Factors” included in the Company’s September 30, 2006, Annual Report filed on Form 10-K.